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                                                                   EXHIBIT 10.18

                                     QOMLINQ
                       Extended Warranty Letter Agreement

                                    Via Email

                                  June 26, 2001
Mr. Tom Few Sr.
Mr. Tim McGinn
King Central
325 S. River Street
Hackensack, New Jersey

Gentlemen:

On behalf of QOMLINQ, Dana Harbor Insurance Service and ACE USA / Westchester Specialty Services, we would like to express our appreciation for your interest in our Insured Extended Warranty ("IEW") Program for alarm systems.

We have enjoyed our association with McGinn, Smith & Company over the years, and we look forward to a new and mutually profitable relationship with King Central.

This Letter Agreement is designed to cover special considerations granted by QOMLINQ to King Central as it relates to (1) the assistance of King Central in the marketing and distribution of the IEW to alarm dealers that are currently utilizing King Central for (a) alarm monitoring services and/or (b) are selling or financing alarm contracts under a King Central dealer program, and (2) the purchase of IEW coverage for accounts owned by King Central or any third party entity in which King Central or its principals are equity holders. (The terms and conditions relating to items (1) and (2) above are set forth separately below.)

1.  MARKETING AND DISTRIBUTION OF IEW:

        A. King Central has relationships with approximately 4,000 security alarm dealers ("King Dealers"). It is the desire of QOMLINQ and King Central to make the IEW Program available to King Dealers through the marketing efforts of King Central on behalf of QOMLINQ.

        B. King Central is a wholesale monitoring company providing monitoring services to independent alarm dealers. During the term of this Agreement it is the desire of King Central that they have the exclusive right to be the only wholesale monitoring company with the right to market the IEW to independent alarm dealers. QOMLINQ hereby grants to King Central the right to be the only wholesale monitoring company with the right to market the IEW Program to independent alarm dealers for the period of one year, beginning July 1, 2001, subject to minimum production requirements equal to a total of 2000 individual IEW issued by the end of the first quarter and 4,000 written individual IEW per month thereafter. In the event the minimum production requirement is not attained, all terms and conditions of this Agreement shall remain in effect with the exception of the exclusive right, which shall


                                     QOMLINQ
                      2095 Kristi Court Fallbrook, CA 92028
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            become non-exclusive. Nothing contained herein shall preclude
            QOMLINQ from marketing or distributing IEW, during any exclusive or non-exclusive periods of this Agreement, directly or through any other source with the exception of wholesale monitoring companies as describe above.

        C. King Central may private label the IEW as the King Central Insured Extended Warranty Program for alarm systems.

        D. The following modifications have been made to the IEW as follows, all of which shall be included within the terms and conditions of this Agreement.

            1. The labor reimbursement rate to King Dealers shall be increased to $65 per hour from the original $50 per hour. The maximum of $100 labor per claim shall remain unchanged. Parts shall continue to be reimbursed at dealer cost, pius 25%.

            2.  The dealer cost for the IEW shall be:
                (a) One Year IEW = $50.00
                (b) Two Year IEW = $65.00
                (c) Three Year IEW= $80.00
                (d) Dealers may mark up items (a) thru (c) above, not to exceed twice the dealer cost.


        E. King Central shall receive a marketing commission equal to $8.00 per IEW sold. Dealers shall remit IEW funds payable to King Central. King Central will remit Net IEW funds to Dana Harbor, less the King Central $8.00 marketing commission. King Central shall be entitled to the marketing commission set forth herein for as long as any King Dealer continues to utilize the IEW Program irrespective of whether this Agreement remains in force.

        F. To assist King Central in its marketing and distribution efforts of the IEW;

            1.  ACE USA shall provide King Central with
                "Potential-Promise-Product-Profit" empty folder jackets to insert King Central produced marketing materials.

            2. QOMLINQ shall provide 3.5 Floppy Disks containing all applicable IEW dealer documents for use by King Dealers who have enrolled in the IEW Program. QOMLINQ shall deliver the disks in 100 quantities, as needed.

        G. QOMLINQ acknowledges that the identity of King Dealers is confidential and shall not disclose the names of any King Dealer to any other party with the exception of Dana Harbor Insurance and ACE USA.

        H. King Central and QOMLINQ mutually acknowledge that the coverage, rates and terms and conditions of the IEW may be modified by ACE USA in their sole discretion.


                                     QOMLINQ
                      2095 Kristi Court Fallbrook, CA 92028
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2. PURCHASE OF IEW TO COVER KING CENTRAL AND/OR THIRD PARTY OWNED ALARM
   CONTRACTS:

        A. IEW purchased to cover owned accounts shall be modified to provide the following coverage.

            (1) IEW covering owned accounts shall pay an hourly labor rate equal to $65.00 per hour, subject to a $100 labor maximum per claim. Parts shall be reimbursed at dealer cost plus 25%.

            (2) IEW covering owned accounts may be purchased at a net rate of:

                (i) One Year IEW = $42.00
                (ii) Two Year IEW = $57.00
                (ill) Three Year IEW = $72.00

        B. QOMLINQ shall assist the purchaser in obtaining premium financing from ACE USA or any other premium finance company or financial institution providing terms and conditions acceptable to purchaser. Negotiations with ACE Finance (Brian Waller) will continue on
            June 28, 2001.

        C. QOMLINQ shall use its best efforts in negotiating a modification and reduction to the 90 Day No Claim Period under the IEW, with Dana Harbor Insurance and ACE USA. All parties acknowledge that modification of coverage and rates is within the sole discretion of ACE USA. In the event the modification is approved without an increase in rates, the premiums shall be fully earned at inception.

        D. The specials terms and conditions in this Section 2 are not applicable to IEW sold through King Dealers, IEW purchased or sold through King Dealers shall be in accordance with all standard published rates, rules and regulations pertaining to the IEW Program. The special provisions and modifications in this section shall only be applicable to warranties purchased by King Central or third party entities in which it has an equity interest, covering owned alarm contracts.


The above represents the full understanding of the parties and replaces any prior oral or written understandings between the parties. Any disputes arising under this Agreement shall be resolved by binding arbitration following the procedures of the American Arbitration Association. This Agreement shall be interpreted and have jurisdiction under the laws of the State of California.


                                     QOMLINQ
                      2095 Kristi Court Fallbrook, CA 92028
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       Acknowledged and Agreed to:


       ___________________________                   QOMLINQ LLC:

       BY:________________________                   BY:_______________________

       Title:_____________________                   Title:____________________

       Date:______________________                   Date:_____________________




                                     QOMLINQ
                      2095 Kristi Court Fallbrook, CA 92028